EXHIBIT 23.1
Consent of Independent Registered Public Accounting Firm
We hereby consent to the incorporation by reference in the following Registration Statements of Anchor BanCorp Wisconsin Inc. of our reports dated June 29, 2010, relating to our audits of the consolidated financial statements and internal control over financial reporting, which appear in the Annual Report on Form 10-K of Anchor BanCorp Wisconsin Inc. for the year ended March 31, 2010
•	Registration Statement (Form S-8 No. 33-52666) pertaining to the 1992 Stock Incentive Plan;

•	Registration Statement (Form S-8 No. 333-81959) pertaining to the 1999 Employee Stock Purchase Plan;

•	Registration Statement (Form S-8 No. 333-81609) pertaining to the FCB Financial Corp. 1998 Incentive Plan, FCB Financial Corp. 1993 Stock Option and Incentive Plan, OSB Financial Corp. 1992 Stock Option and Incentive Plan;

•	Registration Statement (Form S-8 No. 33-46536) pertaining to the AnchorBank, fsb Retirement Plan; and

•	Registration Statement (Form S-8 No. 333-122970) pertaining to the 2004 Equity Incentive Plan.
Our report dated June 29, 2010, on the effectiveness of internal control over financial reporting as of March 31, 2010, expressed an opinion that Anchor BanCorp Wisconsin Inc. had not maintained effective control over financial reporting as of March 31, 2010, based on criteria established in Internal Control – Integrated Framework issued by the Committee of Sponsoring Organizations of the Treadway Commission.
/s/ McGladrey & Pullen, LLP
Madison, Wisconsin
June 29, 2010